UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2015

Cobalt International Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34579	27-0821169
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cobalt Center 920 Memorial City Way, Suite 100 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 579-9100

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 1, 2015, John P. Wilkirson will resign as Executive Vice President and Chief Financial Officer of Cobalt International Energy, Inc. (the “Company”).  In connection with Mr. Wilkirson’s resignation, Mr. Wilkirson and the Company entered into a separation agreement dated as of August 24, 2015 (the “Separation Agreement”).  Pursuant to the terms of the Separation Agreement, in consideration of Mr. Wilkirson’s execution of a release of claims in favor of the Company, Mr. Wilkirson will receive a lump sum severance payment of $230,647.50 not later than September 15, 2015 and will retain 75,384 restricted shares of the Company’s common stock granted to him under the Company’s Long Term Incentive Plan, as well as any vested stock options, subject to the applicable rules and terms for exercising such vested options.  All remaining unvested option awards and related benefits will be forfeited at the time of his resignation, in accordance with their terms.  Pursuant to the terms of the Separation Agreement, Mr. Wilkirson will provide the Company and its affiliates with consulting services from September 1, 2015 through November 1, 2015.  In exchange for such consulting services, the Company has agreed to pay Mr. Wilkirson a monthly consulting fee of $20,000.  If, prior to November 1, 2015, Mr. Wilkirson accepts full-time employment elsewhere, the consulting relationship with the Company will automatically terminate as of the date such other employment begins and, following that date, Mr. Wilkirson will not be entitled to any further consulting payments.

Effective September 1, 2015, Mr. Shannon (Shane) E. Young, III will be appointed Executive Vice President and Chief Financial Officer of the Company.  Mr. Young currently serves as Senior Vice President and Chief Financial Officer of Talos Energy LLC.  Prior to joining Talos Energy in December 2014, Mr. Young served as a Managing Director at Goldman, Sachs & Co. from July 2010 to December 2014 and was previously an investment banker at Morgan Stanley from August 1998 to July 2010.  Mr. Young earned a Bachelor in Business Administration in Finance from the University of Texas at Austin and a Masters of Business Administration with Distinction from the Tuck School of Business at Dartmouth College.  In connection with Mr. Young’s appointment as Executive Vice President and Chief Financial Officer, Mr. Young will be paid an annual base salary of $475,000 and will be granted 150,000 restricted shares of the Company’s common stock under the Company’s 2015 Long Term Incentive Plan on September 1, 2015.  This one-time grant of restricted shares will vest in three equal installments on each of the first three anniversaries of the grant date, and will vest in full if Mr. Young’s employment is terminated by the Company without cause.  Mr. Young will be eligible to participate in other compensation plans or arrangements available to the Company’s other employees.

Additionally, in connection with Mr. Young’s appointment as Executive Vice President and Chief Financial Officer, Mr. Young and the Company entered into a severance agreement dated as of August 25, 2015.    Pursuant to the terms of the Severance Agreement, if Mr. Young has an involuntary termination, which is a termination of Mr. Young’s employment by the Company without cause or by Mr. Young for good reason, the Company will pay Mr. Young (i) a cash amount equal to Mr. Young’s annualized base salary in 12 equal monthly installments, (ii) a cash amount equal to Mr. Young’s pro rata bonus for the year of termination on the date on which annual bonuses are generally paid to employes of the Company and (iii) an additional lump sum cash payment in the amount of $10,000, subject in all cases to any applicable taxes, to be paid on the same date that the first installment is paid.  If the involuntary termination occurs on the date of a change in control or before the second anniversary of a Change in Control, the payments described in prongs (i) and (iii) of the immediately preceding sentence will be paid in a lump sum on the date that is 60 days after the date of Mr. Young’s involuntary termination.

Further details regarding Mr. Wilkirson’s departure and the appointment of Mr. Young as the Company’s Executive Vice President and Chief Financial Officer are contained in the press release issued by the Company on August 25, 2015, which is attached hereto as Exhibit 99.1 and is hereby furnished.  The information contained in this press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 25, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2015

Cobalt International Energy, Inc.

By:	/s/ Jeffrey A. Starzec
Name:	Jeffrey A. Starzec
Title:	Executive Vice President and General Counsel

EXHIBIT LISTING

Exhibit No.	Description
99.1	Press Release dated August 25, 2015